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                                   EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

To the Board of Directors of Lindsay Manufacturing Co.:

We consent to the incorporation by reference in the registration statement (No. 333-00769) on Form S-8 of Lindsay Manufacturing Co. of our report dated October 10, 2003, with respect to the consolidated balance sheets of Lindsay Manufacturing Co. and subsidiaries as of August 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended August 31, 2003, and all related financial statement schedules, which report appears in the August 31, 2003, annual report on Form 10-K of Lindsay Manufacturing Co.

Omaha, Nebraska
October 10, 2003